Exhibit 13.3

TESTING-THE-WATERS MATERIALS

Transcript of Video Update Posted August 26, 2026

Video update titled "An Quick Update on My Startup: Reinvest." posted on the Meet Kevin YouTube channel on August 26, 2026 and linked from the Investor Update tab of the Reinvest application. The complete video (approximately 11 minutes, 30 seconds) is available at https://www.youtube.com/watch?v=kT6FSjNtQp4. Part 1 below contains every portion of the video that refers to a possible preferred-dividend funding round. Part 2 contains the full transcript of the video. Part 3 contains the video's description. Time marks are elapsed time in the video. The excerpts were transcribed from the video's captions and edited only to remove filler words and correct transcription errors.

PART 1: EXCERPTS REFERRING TO A POSSIBLE PREFERRED-DIVIDEND FUNDING ROUND

At 6:06, the video located at https://www.youtube.com/watch?v=kT6FSjNtQp4 stated the following with regard to a possible preferred-dividend funding round:

> "Just to bottom line it, basically you have a company that's got roughly $100 million in assets. That's market value assets. So that depends on, obviously, I mean, it's like I don't have appraisals to point out right now. This is just ballpark, market value, top-of-head estimate. It's about a hundred million in assets. About 16 million of that is in liquid assets. The vast majority of that is cash. Like over 85% of that $16 million is just cash or, like, you know, really short-term money markets. Tiny little bit of equities exposure, but a fraction compared to the whole company. So you're really sitting at, you know, 84, 83-and-a-half-ish or whatever as real estate, right? That's kind of where the company sits right now. There's no bank debt, no bank debt at all, which is kind of cool because that gives you a lot of optionality in the event rates fall a bunch. We kind of have this piggy bank we could go buy more wedge deals with. We are thinking and considering, because usually in the fourth quarter we like buying real estate. So we're thinking about possibly doing some form of preferred dividend funding round where, if people want to invest in House Hack, they could get, you know, some kind of preferred dividend on a new funding round. You know, originally the company was a buck a share. The last funding round was a buck 40. This one will be higher than that. So, you know, there's growth in the share price, but the new one will come with some yield as well. What's very interesting too is if we go shopping, our expectation, I would say probably 75 to 85, I would say 75 to 85% of the money that we raise when we raise money, and I got to look at exactly what we wrote down, I'm just doing this all on the fly, but somewhere around this range, if we raise money, of the money that we

> raise, just go back into wedge deals. So, like, our original focus is still invest in real estate. Nothing's changed there."

At 9:03, the video located at https://www.youtube.com/watch?v=kT6FSjNtQp4 stated the following with regard to a possible preferred-dividend funding round:

> "Max says, "House Hack timeline for IPO absent major correction." Well, I've always said 2028 to 2030 is the goal. I think if, you know, I could perfectly predict it, I'd love to have the cleanest cap table possible, which I think we would have by 2030. You know, convertible bonds have converted, preferred dividends have converted to commons, everybody's got common shares, and then you could do IPO. So, like, if I had a preference in that, it'd probably be closer to 2030."

At 11:08, the video located at https://www.youtube.com/watch?v=kT6FSjNtQp4 stated the following with regard to a possible preferred-dividend funding round:

> "Obviously, you know, I should probably say this video is not a solicitation. There is no fundraise right now. Maybe we'll do a fundraise, you know, in a month or two or whatever, but there's nothing right now."

PART 2: FULL TRANSCRIPT

This full transcript was generated from the video's automatic captions and has not been edited. It may contain transcription errors. The video itself at https://www.youtube.com/watch?v=kT6FSjNtQp4 controls.

Chapter 1: Introduction to Reinvest

0:00 Hey, so if you've been looking for an update on Houseack and you've been busy doing whatever for the last few years

0:06 and you want a quick overview of Kevin, just give me some TLDDR. Like give me like an 8 minute update here. Okay, we got the clock ticking. 8 minutes. I

0:15 don't got more time. Just let me know what the heck is going on. Okay, here's the scoop. We changed the name from House Hack to Reinvest.

0:23 And that's because the company is expanding what it does rather than only investing in real estate. We now have a

0:31 software portion of the business as well that uh so far is self- sustaining and is generating its own operating profit

0:39 which is great. So that means we're really not leveraging the core of the business. We're building this alongside

0:47 the business and its own income is generating continued investment into that software. So, what is that? Well, there are a few things that we do.

0:54 First, uh the Meet Kevin app got ingested and turned into the Reinvest

1:02 app. You should download it. It's like a great way to look at what we've built.

1:06 So, the Meet Kevin app is on the Apple and Android app store. It's now called the Reinvest app. It's owned by House Hack now Reinvest, right? And so, what

1:15 does it do? Well, the app does a few different things. We've got a desktop version as well for it. Few different things. We've got the data tabs. We've

Chapter 2: The Reinvest app features

1:23 got an investor updates tab, video tab, daily wealth. It's just some stuff that we share information on uh or when we do

1:31 research, we throw it on here. It's all through the reinvest app. If you go to the wire service, we've only had out now for maybe what, a month or two now. Uh

1:39 this is something that's included. So for people who use the app, you can now use the wire service, which is great. Uh we've got a uh a whole suits tab in the

1:48 actual app so we can see what's going on with insider trades or otherwise. And so we're building out sort of this financial tool that people can use and

1:56 there's a basis that we're really building with that app. So while we have over a 100 tenants and our wedge deals,

2:03 right, the original basis of the company is still present. We still buy wedge deals. We still develop ADUs. We finished our first two earlier this

2:12 year. We're developing uh uh land on a ski in ski out resort location uh or uh building and or in the planning stages

2:20 for building you know dozens of more ADUs like all those the normal things of still buying real estate all that happens we just have this sideshow where

2:28 we are also uh building software and it's really cool because we kind of keep adding things to this sort of everything app if you will for people who like this

2:37 community and the finance stuff that we analyze and so coming out of that there are two things that we found people really uh wanted. One was um the

Chapter 3: AI-powered investing tools

2:47 wedgefinder which was a very original tool that we used. I'll pull it up on the actual phone app. The very original

2:54 real estate tool that we created for helping us find deals and we were hunting for deals with the wedgeinder

3:02 and we've bought quite a few of them from it which is really exciting. that wedgefinder is uh now a product that we

3:09 license, which when we first launched the company, a lot of people were like, "Oh, Kevin, this is awesome. You should license this. This is great." Uh and so,

3:16 for an example, if I pop over to uh the phone screen, which is this one right here. There we go. If I pop over to the

3:24 phone screen right here, you could see I could put in a county, uh update counties or whatever. So, in this case, I have Bvard in. This was from yesterday. We did a little analysis on

3:33 it to see how accurate it was. And this is all still in beta. It's early, but it's out. Like people, you could use it now, which is cool, right? And we sell

3:40 it uh until Friday. We sell it as a lifetime subscription. And then we're going to a monthly model, which is actually really cool if you think about

3:48 it as like a house act investor, reinvest investor, because it means there's that annual recurring revenue potential uh money stream. But anyway, so like here's how basically it

works.

3:57 the the our AI, our proprietary AI that we trained looks at the images and decides, hey, how much work is this

4:05 property going to need to fix up? What do we think the property is worth in its after repair value? And then what's the delta? So, here's an example. And we

4:14 analyzed this yesterday just to sort of like check like what do we think about this? We actually think this property you could probably buy for like 650K because it's been sitting on the market

4:22 for a little bit. Uh, and the after repair value was pretty accurate that the AI came up with at 861. I was mid8s, uh, potentially up to 900 as a ceiling.

4:32 So 861 is right there in the box and $70,000 for Renault is reasonable. That gives you a potential $141,000 equity gain. So in other words, House Hack now

4:41 has a software that we can license to other people to where you go, hey, I want to buy real estate in America.

4:45 Where can I get a good deal? You open it up, put a county in, boom, it tells you where, you know, these are the best deals you should look at first. We even

4:52 have this as a negative. Like if you scroll, I think if you scroll all the way down, it's it's sorted right now by

5:00 uh the best deals, but if you scroll all the way down, it'll actually tell you some deals you might lose money on when you buy. Uh and so like you get down

5:09 over here, it's like, "Oh, don't buy some of these because maybe it's going to cost too much to renovate or or whatever." as an example, right? Early

5:17 we say everything regarding our uh AI is the worst it's ever going to be today,

5:24 [laughter]

5:25 right? So, we are also doing this with uh stocks that's more of a side product

5:33 to the side product that we've kind of just sort of like added in uh in the last month or so as well. Like for example, hey Kevin annual analyzes a

5:42 deal like this. the balance sheet matters to this weight. Uh the growth forecast matter to this. The you know red flags from earnings calls matter to

5:49 this. And so we can use a combination of uh weights and algorithms and our adjustments and and basically come up with price targets for companies uh like

5:58 Meta right here through our stock AI tool inside of the app. So really now what you have is you have this company

Chapter 4: Company financials and strategy

6:06 that you know just to bottom line it basically you have a company that's got

6:12 roughly $und00 million in assets that's market value assets. So that depends on obviously I mean it's like I don't have

6:19 appraisals to point out right now. This is just ballpark uh market value top of head estimate. It's about a hundred

6:26 million in assets. about 16 million of that is in liquid assets. The vast

6:34 majority of that is cash. Like over 85% of that $16 million is just cash or like, you know, really short-term money

6:40 markets. Tiny little bit of uh equities exposure, but a fraction compared to whole company. So, you're really sitting

6:48 at, you know, 84, 83 and a halfish or whatever as real estate, right? That's kind of where the company sits right now. There's no bank

6:57 debt. uh no bank debt at all, which is kind of cool because that gives you a lot of optionality in the event rates fall a bunch. We kind of have this piggy

7:05 bank we could go buy more wedge deals with. Uh we are thinking and considering because usually in the fourth quarter we like buying real estate. So we're

7:12 thinking about possibly doing uh some form of preferred dividend funding round where if people want to invest uh in

7:20 house hack, they could get, you know, some kind of preferred dividend uh on a new funding round. you know, uh, originally the company was a buck a

7:29 share. Uh, the last funding round was a buck 40. This one will be higher than that. Uh, so, you know, there's growth

7:36 in the share price, but the new one will come with some yield as well. What's very interesting too is if we go

7:43 shopping our expectation I would say probably

7:51 75 to 85 I would say 75 to 85% of the money that we raise when we raise money and I got to look at exactly what we

7:59 wrote down. I'm just doing this all on the fly but somewhere around this range uh if we raise money of the money that we raise just go back into wedge deals.

8:07 So, like our original focus is still invest in real estate. Nothing's changed there. Uh, in fact, we just looked at this this morning. We thought it was

8:15 really interesting. The S&P 500 has about a 1.7% exposure to real estate.

8:21 House hack to me is like 84% real estate and then cash that's going into real estate developments, right? Uh, so we're

8:29 pretty dang exposed to real estate. But then we also have this sort of sideshow if you will of uh the reinvest app, the

8:37 artificial intelligence on the home side, the artificial intelligence into the stock side. And if that generates ARR, hey, if it sustains itself, great.

8:45 If it makes money on top of that, even better, great. It just means the company is in my opinion more stable. Uh and uh it it basically de-risks the company.

8:55 That's sort of my view. So that gives a little bit of an update on, you know, the house hack to reinvest. I'm at 8 minutes. I'm at nine minutes now. Great.

9:02 [laughter]

Chapter 5: Future outlook and Q&A

9:03 Uh Max says, "House hack timeline for IPO absent major correction." Well, I've always said 2028 to 2030 is the goal. I

9:12 think if if you know I could perfectly predict it. Uh I'd love to have the cleanest cap table possible, which I

9:21 think we would have by 2030. you know, convertible bonds have converted, preferred dividends have converted to commons, everybody's got common shares,

9:29 and then you could do IPO. So, like, if I had a preference in that, it' probably be closer to to 2030. That's just sort

9:36 of where the head is expanding now. But, but a lot of this has to do with the economy. I mean like if and our sales

9:43 like what if our homes AI just blows up over the next two years as we really start like pitching and marketing this to brokerages in a B2B business, right?

9:53 Business to business business.

9:55 [laughter]

9:56 Anyway, um it might make sense to IPO sooner.

10:00 So, a lot of that's going to depend on how the business grows, but I think that's a totally fair question. Uh so, I appreciate uh uh Chris for bringing it

10:09 up. Uh, do you think if you use clawed API your data is not secure? Oh, I think you're referring back to uh the the last

10:16 segment we were talking about and it's one of the reasons we don't know right like Gemini and Google tells you that if

10:23 you use their enterprise AI your data is secure and they won't train on it. You have to believe that as much as you can

10:31 uh especially since you know Google open AAI and anthropic are very curious about building their own software businesses.

10:37 So, for example, at Reinvestor Husk, we we just run it on our own hardware, you know, like Reinvest owns its own GPU

10:46 stack that we could run all of our AI on. And they're running 24/7 working working every day. And it's not just GPUs, it's CPUs. Uh, and so some of the

10:55 money that uh that we have does go into that sort of infrastructure. But I think that's uh money well spent. So that's

11:03 it. [laughter] You know, the the company's in my opinion doing really well. were really excited about it.

11:08 Obviously, you know, I I should probably say this video is not a solicitation.

11:12 There is no fund raise right now. Maybe we'll do a fund raise uh [music] you know, in in a month or two or whatever, but there's nothing right now. And, you

11:19 know, we we think we're cranking. Um I think we're kicking the butt. So, that gives you a little bit of an update.

11:24 Why not advertise these things that you told us here? I feel like nobody else knows about this.

11:27 We'll we'll try a little advertising and see how it goes.

11:30 Congratulations, man. You have done so much. People love you. People look up to you. Kevin Praath there, financial analyst and YouTuber, Meet Kevin. Always great to get your take.

PART 3: VIDEO DESCRIPTION

Current description (as of October 19, 2026):

IMPORTANT NOTICE: An offering statement regarding this offering has been filed with the U.S. Securities and Exchange Commission but has not yet been qualified. The preliminary offering circular, which is part of that offering statement, may be obtained at https://www.sec.gov/Archives/edgar/data/1945278/000194527826000001/partiiandiii.htm. No money or other consideration is being solicited by this communication, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. A person's indication of interest involves no obligation or commitment of any kind. This communication is not an offer to sell or a solicitation of an offer to buy any securities; any offering will be made only by means of the offering circular. This communication contains forward-looking statements that are subject to the risks described in the preliminary offering circular, and the Company undertakes no obligation to update them except as required by law.

Original description (as posted August 26, 2026): No record of the description as originally posted is available.